Exhibit 99.1

Monar International signs Agreement with
Integrated Clinical Care Corp.

Hong Kong, China, June 2, 2011, Monar International Inc. “Monar” (OTC.BB:MNAI) announced today that it has recently entered into a Memorandum of Understanding for the acquisition of up to 100% of the shares of Integrated Clinical Care Corporation (“ICC”) a privately held Nevada corporation with offices in New York and Montreal, Canada, in exchange for restricted shares of Monar.

ICC has exclusive, worldwide rights to a complete Health Care IT system developed at a cost of some $50 Million over a 10 year period. ICC’s proprietary IT system, which has been rated #1 in its field by independent evaluations, is the result of a unique collaboration between major care centers, leading healthcare service companies and medical informatics specialists.

Robert Clarke, President and CEO of Monar stated: “ICC represents an ideal candidate to create value for Monar stakeholders.  ICC brings a superior product to the Healthcare Industry at a time when governments,  and healthcare providers and practicioners all recognize the need for a complete suite of Health Information Technology, based on a comprehensive Clinical Information System.  At this stage our MOU with ICC represents a non-binding statement of intent by both parties, but Monar and ICC are actively pursuing the finalization of a comprehensive binding agreement which we expect to conclude shortly.  ICC is an exciting new opportunity for Monar.”

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Monar International Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ from those contained in the forward-looking statements.

For more information, please contact:
Robert Clarke
President and CEO
Phone: 852-9738-1945
ir@monarinc.com

Contact: Nada Guirguis
Investor Relations
nada@capitalsituation.com
Phone: 514-402-2538
Capital Situation Inc.